EXHIBIT 10.1

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) is entered into as of April 17, 2006, by and between RUSSELL CORPORATION, a Delaware corporation (the “Company”), and JOHN F. WARD (“the Executive”).

RECITALS

The Company and the Executive entered into that certain Amended and Restated Employment Agreement effective as of October 18, 2005 (the “Agreement”) whereby the Company agreed to employ the Executive and to provide the Executive with certain compensation and benefit arrangements upon his separation from service with the Company under specified circumstances. The Company and the Executive now desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and for certain other purposes as provided in this Amendment.

1. Article 6.1 of the Agreement is amended by adding the following sentence to the end thereof:

If any of the foregoing benefits are treated as deferred compensation subject to Section 409A of the Code, the Executive shall pay the full cost of such benefits for the first six months following the Executive’s separation from service (within the meaning of Section 409A of the Code), and the Company shall reimburse the Executive as soon as practicable thereafter.

2. Article 6.2 of the Agreement is amended by adding the following sentences to the end thereof:

This Article 6.2 shall be construed in a manner that will not provide the Executive any rights that would cause any amounts to be includible in the Executive’s taxable income pursuant to Section 409A of the Code or to become subject to additional taxes under Section 409A of the Code. If any of the foregoing benefits are treated as deferred compensation subject to Section 409A of the Code, the Executive shall pay the full cost of such benefits for the first six months following the Executive’s separation from service (within the meaning of Section 409A of the Code), and the Company shall reimburse the Executive as soon as practicable thereafter.

3. A new Article 7.5 is added to the Agreement to read as follows:

7.5 Compliance with Section 409A. To the extent required by Section 409A(a)(2)(B)(i) of the Code, amounts payable to the Executive under this Article 7 shall be suspended until six months following the Executive’s separation from service (as defined under Section 409A(a)(2)(A)(i) of the Code), and the amount suspended shall be paid to the Executive on the earliest date permitted under that Section.

4. Article 11.2(a) of the Agreement is amended in its entirety to read as follows:

(a) In addition to the compensation provided for in Article 11.1, in the event prior to a Change of Control the Executive’s employment is terminated by the Executive for Good Reason or by the Company for any reason other than for Cause, the Executive (or, in the event of his subsequent death, his designated beneficiary) shall receive a lump sum amount in immediately payable funds equal to the discounted present value (determined as set forth below) of payments over a three (3) year period in equal installments at each normal payroll date of a total amount equal to the sum of (A) and (B), where (A) equals three times the Executive’s then current Base Salary and (B) equals three times the higher of (x) that Target Bonus for the year in which the effective date of said termination or expiration occurs, which Target Bonus cannot (pursuant to Article 4.2) be less than 100% of the Executive’s then Base Salary, or (y) the Annual Bonus for the year in which the Executive’s termination of employment occurs that the Executive would have received if he remained employed with the Company through the end of such year; provided, that, at the time of the Executive’s termination under this Article 11.2(a), the amount payable under (B) above shall be based on the Executive Target Bonus and, if the Annual Bonus amount is determined to be higher (based on year-end performance results), then such additional amount owed to the Executive in excess of the Target Bonus shall be payable on or as soon as practicable after March 1 of the year following the year in which Executive’s employment is terminated. The discounted present value (described above) shall be determined by using an interest rate as of the Termination Date equal to the rate of interest on two (2) year U.S. Treasury notes. During the three (3) year period commencing on the Termination Date, the Executive shall continue to participate in all employee benefit plans or programs of the Company (as described in Articles 6 and 9), except where doing so would violate ERISA or fail to satisfy the requirements of Section 409A(a)(2) through (4) of the Code; provided, however, that those Company Plan/health care benefits enumerated under Article 6.1 shall not be limited to said three (3) year period but shall be provided in accordance with and for that period of time specified in Article 6.1.

5. Article 11.2(c)(iv) of the Agreement is amended by adding the following sentence to the end thereof:

If any of the foregoing benefits are treated as deferred compensation subject to Section 409A of the Code, the Executive shall pay the full cost of such benefits for the first six months following the Executive’s separation from service (within the meaning of Section 409A of the Code), and the Company shall reimburse the Executive as soon as practicable thereafter.

6. New Articles 11.4 and 11.5 are added to the Agreement to read as follows:

11.4 Compliance with Section 409A. Notwithstanding anything in this Article 11 to the contrary, the Company shall delay the making of any payment or benefit provided for under this Article 11 if such payment or benefit, if paid or provided when otherwise specified under this Article 11, would cause the Executive to be subject to additional taxes under Section 409A of the Code. Any payment that is delayed pursuant to this Article 11.4 shall be paid to the Executive at the earliest date permitted under Section 409A of the Code. The Company may also require that the Executive pay the full cost of any benefit provided under this Article 11, and the Company shall reimburse the Executive for all such costs at the earliest date permitted under Section 409A of the Code.

11.5 Certain Payment Arrangements. If any payment under this Article 11 is required to be delayed for six months following the Termination Date in order to comply with Section 409A(a)(2)(B)(i) of the Code, then the Company shall, immediately following the Termination Date, pay the full amount of such payment into an escrow account or trust fund established with an escrow agent or trustee independent of the Company. Such escrow agent or trustee shall be obligated to make the payment to the Executive on the earliest date permitted under Section 409A(a)(2)(B)(i) of the Code. The terms of any escrow account or trust fund established pursuant to this Article 11.5 shall expressly provide that all assets held thereunder shall remain subject to the claims of the Company’s general creditors, and the Company shall take all necessary action to ensure that no amounts held thereunder are includible in the Executive’s taxable income prior to actual receipt by the Executive.

7. A new Article 12.3 is added to the Agreement to read as follows:

12.3 Compliance with Section 409A. Notwithstanding anything in this Article 12 to the contrary, the Company shall delay the making of any payment or benefit provided for under this Article 12 if such payment or benefit, if paid or provided when otherwise specified under this Article 12, would cause the Executive to be subject to additional taxes under Section 409A of the Code. Any payment that is delayed pursuant to this Article 12.3 shall be paid to the Executive at the earliest date permitted under Section 409A of the Code; provided, however, if Executive wishes to receive any benefit before the time permitted under Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, Executive shall pay the full cost of such benefit and the Company shall reimburse the Executive for all such costs at the earliest date permitted under Section 409A of the Code.

8. A new Article 14.8 is added to the Agreement as follows:

14.8 Section 409A Gross-Up. The Company and the Executive intend that the Agreement comply with Section 409A of the Code. However, in the event that any additional taxes under Section 409A of the Code (including the additional 20 percent tax under Section 409A(a)(1)(B)(i)(II) of the Code and the amount calculated as interest under Section 409A(a)(1)(B)(ii) of the Code) are imposed on any compensation or benefits to which the Executive is entitled under this Agreement, then the amount of such additional taxes (including any additional taxes imposed on amounts that are aggregated with amounts payable under this Agreement for purposes of Section 409A of the Code) shall be considered an Excise Tax for purposes of this Article 14, and the Executive shall be entitled to a Gross-Up Payment in respect of such taxes equal to the product of:

(i) the amount of such Excise Tax, multiplied by

(ii) the Gross-Up Multiple (as defined in Section 14.4).

9. Article 28 of the Agreement is amended by adding the following sentence to the end thereof:

Notwithstanding the foregoing, if any provision of this Agreement would cause compensation to be includible in the Executive’s income pursuant to Section 409A of the Code, then such provision shall be null and void, and the Company shall amend the Agreement in such a way as to cause identical economic results without causing such inclusion; any such amendment shall be binding upon the Executive (or, if applicable, his representative) solely to the extent that it provides identical economic results as would have accrued to the Executive absent such amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

EXECUTIVE

/s/ John F. Ward
John F. Ward

RUSSELL CORPORATION

By:	/s/ Floyd G. Hoffman
Title: Senior Vice President

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